U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: MFS Series Trust XIV

Address of Principal Business Offices

(No. & Street, City, State, Zip Code):

500 Boylston Street, Boston, Massachusetts 02116

Telephone Number (including area code): (617) 954-5000

Name and address of agent for service of process:

Susan S. Newton,

Massachusetts Financial Services Company,

500 Boylston Street, Boston, Massachusetts 02116

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    Yes  ☒    No  ☐

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of Boston and State of Massachusetts on the 15th day of March, 2007.

MFS SERIES TRUST XIV

		By:	SUSAN S. NEWTON
Susan S. Newton
Assistant Secretary

Attest:	SUSAN A. PEREIRA
Susan A. Pereira Assistant Secretary